Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd. Los Angeles, CA 90069-4507
Symbol: MLPH	Molecular Pharmacology (USA) Limited Signs Distribution and Supply Agreement	October 13, 2005.

Los Angeles, CA, October 13, 2005 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) ("Molecular") reports that it has entered into a Distribution and Supply Agreement (the "Agreement") with Molecular Pharmacology Limited ("MPL"). MPL is incorporated under the laws of Australia and is a wholly owned subsidiary company of Pharmanet Group Limited, an Australian company listed on the Australian Stock Exchange.

Under this Agreement, MPL has granted Molecular the exclusive right to distribute, market, promote and/or sell topical therapeutic products for analgesic and anti-inflammatory use in humans in the United States, excluding its territories and possessions.

Molecular will be able to utilize trademarks and tradenames of MPL associated with the licensed product.

MPL currently holds the licensing rights from Cambridge Scientific Pty Ltd, a wholly owned subsidiary of Pharmanet Group Limited and the holder of the intellectual property.

The commencement date for the Agreement is the date upon which licensed products become available and ready for distribution and sale in commercial quantities in the territory. The Agreement contains annual minimum purchase requirements with minimum gross receipts from the commencement date. The Agreement is on otherwise standard terms and conditions for agreements of this nature.

To lead its new business direction Molecular intends to appoint a new management team and directors. At this time Messrs. Byron G. Cox and Brian C. Doutaz have resigned from their positions as directors and officers of Molecular and Mr. Ian Downs has been appointed to the board of directors of Molecular. Mr. Downs was also appointed to the office of President, Chief Executive Officer, Chief Financial Officer and Secretary Molecular.

For further information please contact:

Ian Downs
Molecular Pharmacology (USA) Limited
Telephone: 888-327-4122